Exhibit 5.1

Ernst & Young LLP Ernst & Young Tower 100 Adelaide Street West, PO Box 1 Toronto, ON M5H 0B3	Tel: +1 416 864 1234 Fax: +1 416 864 1174 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Interests of Experts” and to the incorporation by reference of our report dated February 27, 2020 with respect to the consolidated financial statements of Algonquin Power & Utilities Corp. (the “Company”) as at and for the years ended December 31, 2019 and December 31, 2018, and our report dated February 27, 2020 with respect to the effectiveness of internal control over financial reporting as at December 31, 2019 included in Exhibit 99.2 on Form 40-F filed on February 28, 2020, in the Registration Statement on Form F-10 of the Company pertaining to the registration of up to U.S. $3,000,000,000 of debt securities, preferred shares, common shares, warrants, share purchase contracts, share purchase or equity units and units of the Company.

/s/ Ernst & Young LLP
Charted Professional Accountants
Licensed Public Accountants

Toronto, Ontario
March 6, 2020